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                              EMPLOYMENT AGREEMENT


         This Employment Agreement, effective as of this __ day of _________, 1999 (the "Effective Date"), is by and among IMPAX LABORATORIES, INC., a Delaware corporation, with a business address at 30831 Huntwood Ave., Hayward, California 94544 (the "Company") and CHARLES HSIAO, Ph.D., with a mailing address at 30831 Huntwood Avenue, Hayward, California 94544 ("Executive").

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the Company and Executive agree as follows:

         1. Nature of Employment.

                  1.1 Duties and Responsibilities. Executive shall serve as the Co-Chief Executive Officer of the Company during the term of this Agreement, and use his best efforts to promote the interests of the Company and shall devote his full time and efforts to its business and affairs. Executive shall have general executive powers and active management over the property, business, and affairs of the Company, subject always to the direction of the Board of Directors (the "Board") or its designee.

                  1.2 Other Business Activities. Executive will devote his full professional time, attention and effort to Company's business. Notwithstanding the foregoing, Executive shall be entitled to participate in other professional and business activities to the extent such activities are reasonably likely to enhance Executive's ability to perform his obligations hereunder, provided that such activities do not compete with the business of the Company and do not unreasonably interfere with the then performance of his duties hereunder.

                  1.3 Board of Directors Member. Each year during the term of this Agreement, the Board of Directors of the Company (the "Board") shall designate Executive as one of management's slate of candidates to the Board, shall recommend Executive as a Director to its shareholders, and shall otherwise use its best efforts to have Executive elected as a Director and to have him remain as a Director during the entire term of this Agreement, in all instances subject to satisfaction by the Board of Directors of its fiduciary duties and obligations.

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         2. Compensation.

                  2.1 Salary. Executive's salary shall be at an initial annual rate of One Hundred Seventy-Five Thousand Dollars ($175,000.00), subject to withholding and further subject to discretionary increases in accordance with the Company's normal review procedures and policies. The salary shall be paid in substantially equal installments in accordance with the Company's standard payroll practices, as in effect from time to time.

                  2.2 Bonus. Subject to the achievement of certain short-term and long-term performance goals established by the Board of Directors of the Company from time to time, Executive shall be paid quarterly and annual bonuses, payable in stock and/or cash, to be determined by the Board of Directors of this Company or its Compensation Committee. Each such bonus shall be paid at the same time as, and be equal to, the bonus paid to Larry Hsu, Ph.D., and Barry Edwards for such period.

                  2.3 Medical Insurance and Other Benefits. Executive shall be entitled to receive full health, dental, vision, and disability insurance, as well as any other benefits customarily offered to other senior executive officers of the Company, all upon terms no less favorable to Executive, with all premiums and costs to be paid by the Company. The Company shall also provide to Executive, at Company's expense, life insurance coverage at standard premium rates having a death benefit payable to a beneficiary selected by the Executive equal to $1,000,000 and disability insurance at standard premium rates which provides salary replacement benefits, not to exceed $250,000 in the aggregate, in the event Executive becomes incapacitated. Executive shall be required to undergo a yearly physical examination, at Company's expense, with a physician of Executive's choosing, and upon Company's request, deliver a copy of such physician's report from such examination.

                  2.4 Vacation. Executive shall be entitled to receive four (4) weeks of paid vacation time annually, such vacation shall accrue daily, provided however, that in the event the total vacation accrual ever reaches four (4) weeks, then no further vacation time will accrue until Executive has used his current annual allotment. Executive may not receive pay rather than vacation except when Executive leaves the Company. Executive may schedule his vacations at his discretion so long as the timing of such vacations does not interfere with his responsibilities to the Company.

                  2.5 Reimbursement of Expenses. The Company shall reimburse Executive for all out-of-pocket expenses incurred by Executive in performing his obligations hereunder within thirty (30) days after the date on which Executive delivers to the Company an itemized statement, accompanied by appropriate receipts to the extent available, describing the reimbursable expenses incurred. The expenses to be reimbursed include, without limitation, telephone, fax, air freight and travel related expenses.

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         3. Term and Termination.

                  3.1 Term. The term of this Agreement shall commence on the Effective Date and, unless terminated in accordance with this Section 3, shall continue until the third anniversary of the Effective Date, and thereafter shall be automatically renewed for successive periods of one year each, unless terminated by either party by written notice of termination delivered to the other party at least six (6) months prior to the expiration date of the initial term or any renewal term of this Agreement (the "Term").

                  3.2 Termination by the Company. The Company shall have the right to terminate this Agreement (i) for Cause, as defined below, at any time and without prior notice, or (ii) for any other reason on thirty (30) days written notice to Executive.

                      3.2.1 Termination for Cause. The phrase "Cause" means any of the following:

                            (i) any material breach by Executive of any
provision of Sections 5, 6, 7 or 8 of this Agreement;

                            (ii) any material breach of any other provision of
this Agreement by Executive (other than any such breach resulting from Executive's incapacity due to physical or mental illness, which shall be governed by Section 3.2.2 hereof), including without limitation the failure to satisfactorily perform his duties as provided herein, if that breach is not remedied within thirty (30) days after written notice to Executive describing the acts alleged to constitute Cause;

                            (iii) any act of fraud, misappropriation,
embezzlement or similar willful and malicious conduct by Executive against the Company; or

                            (iv) indictment of Executive for a felony or any
conviction of, or guilty plea by Executive to, a crime involving moral turpitude if that crime of moral turpitude tends or would reasonably tend to bring the Company into disrepute.

                      3.2.2 Termination for Death or Disability. For purposes hereof, the term "disability" shall mean such physical or mental illness as shall render Executive incapable of substantially performing his duties hereunder on a regular basis at the Company's offices for a period of three (3) consecutive months or for a period of six (6) months in any twelve-month period, all as determined by a physician or psychiatrist, as the case may be, selected by the Company.

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                  3.3 Termination by the Executive. Executive may terminate this
Agreement for any reason upon thirty (30) days advance written notice to the Company.

         4. Termination Payments.

                  4.1 No Payments. In the event of any termination of this Agreement by Company for Cause, or by Executive without Good Reason, the Company shall have no further payment obligations to Executive hereunder, except for wages and benefits accrued to date and/or provided by applicable law.

                  4.2 Continued Payments. If the Company terminates this Agreement for any reason other than for Cause, or Executive terminates this Agreement for Good Reason and in accordance with Section 3.3, then in lieu of any other payments otherwise required hereunder, the Company shall, subject to Executive's compliance with Sections 5, 6, 7 and 8 hereof, pay Executive, as liquidated damages and not as a penalty, (a) within fifteen (15) days after the termination date, all accrued and unpaid salary and benefits (including accrued but unused vacation time) through the termination date and (b) the lesser of (i) an amount equal to his salary payments at the time of the termination, in accordance with the Company's then payment policy, and benefits provided for herein during the six-month period following the termination date, and (ii) the entire amount of the salary remaining due and payable from the date of such termination to the scheduled expiration of this Agreement; provided, however, that if such termination occurs prior to the first anniversary of the Effective Date, then in addition to items (a) and (b) above, Executive shall be entitled to continue to receive, in accordance with the Company's then payment policy, an amount equal to his salary payments and, to the extent Executive is not otherwise employed, health benefits, until the first anniversary of the Effective Date. In the event that this Agreement is terminated due to the death or disability of Executive, Company shall pay to Executive a portion of any bonus otherwise payable to Executive in accordance with Section 2.2 hereof, prorated to reflect any early termination of this Agreement relative to the performance period to which the bonus relates.

                  4.3 Continued Medical Coverage. If the Company terminates this Agreement for any reason other than for Cause, or Executive terminates this Agreement for Good Reason and in accordance with Section 3.3, then Company shall maintain, at Company's cost, Executive's health, dental, vision and disability insurance described in Section 2.3 hereof until the first to occur of (i) the expiration of eighteen (18) months following such termination; or (ii) Executive accepts employment which provides health insurance. If the Company terminates this Agreement for Cause, or Executive terminates this Agreement for any reason other than Good Reason, Executive shall have the right to maintain, at Executive's cost, the health, dental, vision and disability insurance described in Section 2.3 hereof, for a period not to exceed eighteen (18) months or such longer period as may be required by applicable law, all to the extent permitted by the applicable insurance carrier.

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                  4.4 Certain Definitions.

                           4.4.1 Good Reason. For purposes of this Agreement,
"Good Reason" means (i) the assignment to Executive of any duties or the substantial reduction of Executive's duties, either of which is inconsistent with Executive's position as Co-Chief Executive Officer; (ii) any change in Executive's reporting relationship which results in his not reporting to a member of the Board of Directors of the Company; (iii) a material reduction in Executive's salary or benefits not agreed to by Executive; (iv) a requirement of Executive to relocate to an office that would increase Executive's one-way commute distance by more than fifty (50) miles; or (v) a Change in Control of Company, as hereinafter defined.

                           4.4.2 Change in Control of Company. For purposes of
this Agreement, "Change in Control of Company" shall mean the occurrence of any of the following:

                           (i) Any person or entity acquires ownership or
control, directly or indirectly, of securities of the Company (or a successor to the Company) representing fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company or such successor;

                           (ii) (a) a sale or disposition of assets of the
Company involving fifty percent (50%) or more in value of the assets of the Company; (b) any merger or reorganization of Company (whether or not another entity is the survivor), in which the Company's shareholders (immediately prior to the transaction) do not own (immediately after the transaction), either directly or indirectly, at least fifty-one percent (51%) of the voting power of the surviving or successor corporation; (c) any transaction pursuant to which all of the shareholders of the Company immediately prior to the transaction, hold (immediately after the transaction) less than fifty-one percent (51%) of the combined voting power of the Company or any successor Company; (d) any other event or transaction which the Board determines, in its discretion, would materially alter the structure, ownership or control of the Company;

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provided, however, that the consummation of the transactions contemplated by the
Agreement and Plan of Merger, dated as of ___________, 1999, between Impax, Inc., a California corporation, and Global, a Delaware corporation, shall not constitute a Change in Control.

         5. Proprietary Information and Inventions. Executive acknowledges that during his employment he may create, make, derive, produce, obtain, make known or learn about certain information which has commercial value in the business in which the Company is engaged and which is treated by the Company as confidential. This information may have been created, discovered or developed by the Company or the Executive, in the course and scope of his employment, or otherwise received by the Company from third parties subject to a duty to maintain the confidentiality of such information. All such information is hereinafter called "Proprietary Information."

                  5.1 Proprietary Information Defined. By way of illustration, but not limitation, Proprietary Information includes trade secrets, ideas, processes, drawings, specifications, data, formulations, computer programs, software, other original works of authorship, know-how, improvements, discoveries, developments, designs, innovations, techniques, business development strategies, marketing plans, strategies, forecasts, new products, unpublished financial statements, budgets, projections, licenses, prices, costs, strategic alliances, ventures, and customer and supplier lists. The foregoing obligations of confidentiality and non-use shall not apply to any Proprietary Information that:

                      5.1.1 was known to the Executive prior to the date of disclosure pursuant to this Agreement and not obtained or derived directly or indirectly from the Company;

                      5.1.2 is or becomes public or available to the general public otherwise than through the act or default of the Executive;

                      5.1.3 is obtained subsequent to any disclosure under this Agreement from a third party who is lawfully in possession of same and which information is not subject to any confidential or non-use obligations owed to the Company or others;

                      5.1.4 has been furnished by the Company to a third party without similar restrictions on disclosure; or

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                      5.1.5 is required to be disclosed pursuant to requirements of Federal, state or local statute, regulation or court order, provided that Executive delivers prior written notice to Company of such pending disclosure, and gives Company a reasonable opportunity to oppose such disclosure with the applicable authority.

                  5.2 Ownership of Proprietary Information. Executive acknowledges that all Proprietary Information shall be the sole property of the Company and its assignees (or, in some cases, its clients, suppliers or customers), and the Company and its assignees (or, in some cases, its clients, suppliers or customers) shall be the sole owner of all patents, copyrights, trade secrets, and all other intellectual property rights in connection therewith (collectively "Intellectual Property Rights"). The Company's ownership includes any and all modifications, corrections, updates, changes, improvements, derivatives and enhancements to the Proprietary Information and the Intellectual Property Rights therein.

                  5.3 Non-Disclosure. At all times, both during Executive's employment and after his termination, Executive shall keep in strictest confidence and trust all Proprietary Information, and shall not reproduce or disclose any Proprietary Information, or use such Proprietary Information for his own account or the account of any third party, without the written consent of the Company, except as may be necessary in the ordinary course of performing duties as an employee of the Company.

                  5.4 Assignment of Inventions. Executive hereby assigns and transfers to the Company, Executive's entire right, title and interest, now or hereafter acquired, in and to all Proprietary Information and Intellectual Property Rights therein, discovered, originated, made or conceived or learned by Executive either alone or jointly with others, during the period of Executive's employment which result, directly or indirectly, from (i) the use of premises or equipment owned, leased or contracted for by the Company or supplies or Proprietary Information of the Company, or (ii) work conducted on the time of the Company, or (iii) work performed for the Company. Executive further acknowledges that all original works of authorship which are made by Executive (solely or jointly with others) within the scope of and during the period of his employment with the Company and which are protectible by copyright are "works made for hire," as that term is defined in the United States Copyright Act. Executive understands and agrees that the decision whether or not to commercialize or market any invention developed by him solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to him as a result of the Company's efforts to commercialize or market any such invention. Executive hereby waives all moral rights which he may have or hereafter acquire in any Proprietary Information and any Intellectual Property Rights therein. Executive will, at the Company's request, promptly execute a written assignment of title to the Company for any Proprietary Information and Intellectual Property Rights therein, and a written waiver of all moral rights therein, and Executive will preserve all such Proprietary Information as confidential information of the Company.

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                  5.5 Notice of Inventions; Execution of Documents. Executive
agrees to give Company prompt written notice of his acquisition or creation of any Proprietary Information. Executive further agrees as to all Proprietary Information to assist the Company in every proper way (but at the Company's expense) to obtain and from time to time enforce patents, copyrights and other rights and protections relating to inventions in any and all countries, and to that end agrees to execute all documents for use in applying for and obtaining such patents, copyrights and other rights and protections on and enforcing inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Executive's obligations to assist the Company in obtaining and enforcing patents, copyrights and other rights and protections relating to Proprietary Information in any and all countries shall continue beyond the termination of employment, but the Company shall compensate Executive at a reasonable rate after such termination for time actually spent, at the Company's request, on such assistance. In the event the Company is unable, after reasonable effort, to secure signatures on any documents needed to effect any assignment hereunder or to apply for or prosecute any patent, copyright or other right or protection relating to an invention, whether because of physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and in his behalf and stead, to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by him.

                  5.6 Return of Proprietary Information. All Proprietary Information, including, without limitation, all written materials, records and documents or other tangible materials made by Executive or coming into his possession as a result of his employment with Company concerning the business or affairs of Company shall be the sole property of Company; and, upon the termination of his employment with Company or upon the request of Company, Executive shall promptly deliver the same to Company.

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                  5.7 Third Party Information. Executive recognizes that the
Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees that Executive owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the services for the Company consistent with the Company's agreement with such third party.

         6. Prior Inventions. Executive understands that all inventions, if any, patented or unpatented, which Executive made prior to Executive's employment are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has set forth on item 1 of Exhibit A attached hereto a complete list of all of Executive's prior inventions, including numbers of all patents and patent applications, and a brief description of all unpatented inventions which are not the property of a previous employer. Executive represents and covenants that the list is complete and that, if no items are on the list, Executive has no such prior inventions. Executive agrees to notify the Company in writing before Executive makes any disclosure or performs any work on behalf of the Company which appears to threaten or conflict with proprietary rights which Executive claims in any invention or idea. Executive agrees that if in the course of performing services hereunder, Executive incorporates into the Company's Proprietary Information or otherwise utilizes any invention, improvement, development, concept, discovery or other proprietary information owned by Executive or in which Executive has an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Proprietary Information.

         7. Conflicting Obligations.

                  7.1 Trade Secrets of Others. Executive represents that he has not brought, and will not bring with him to Company, disclose to Company, or use in the performance of his responsibilities, any devices, materials or documents of a former employer or other party that are proprietary or are not generally available to the public, unless he has obtained express written authorization from such party for their possession and use. The only devices, materials or documents of a former employer or other party that are proprietary or are not generally available to the public that Executive will bring to the Company, if any, are identified on item 2 of Exhibit A attached hereto, and as to each such item, Executive represents that Executive has obtained express written authorization for their possession and use and has delivered a copy of such written authorization to the Company.

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                  7.2 Conflicting Confidentiality Agreements. Executive agrees that during this employment, Executive will not breach any obligation of confidentiality Executive has to former employers, clients, and others. Executive represents that Executive's performance under the terms of this Agreement, as Executive to the Company, does not and will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust. Executive has neither entered into, nor shall enter into, any agreement, either written or oral, in conflict herewith.

         8. Covenant Not to Compete; Non-Interference.

                  8.1 During the term of this Agreement, Executive shall not, directly or indirectly, engage or participate in any business, which is in competition with any business in which the Company conducts or pursues during the term of this Agreement. Moreover, in view of Executive's access to the Company's trade secrets and proprietary information and know-how, Executive further agrees that Executive will not, without the Company's prior written consent, design or develop identical or substantially similar designs as those developed for the Company during his employment for himself or any third party during the term of this Agreement and for a period of twelve (12) months following the termination of this Agreement.

                  8.2 Executive covenants and agrees that he will not, during the term of this Agreement and continuing until the second anniversary of the termination of this Agreement, whether for his own account or for the account of any other person, interfere with the relationship of the Company with, or endeavor to entice away from the Company, any person who at any time during the term of Executive's engagement with the Company was an employee of the Company. Furthermore, Executive covenants and agrees that he will not, whether during the term of this Agreement or thereafter, whether for his own account or for the account of any other person, interfere with the relationship of the Company with, or endeavor to entice away from the Company, any person who at any time during the term of Executive's engagement with the Company was a customer, supplier or business partner of the Company.

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         9. Key Man Insurance. The Company may, in its sole discretion, at any time after the date hereof, apply for and procure as owner for its benefit, life insurance on Executive, in such amount and in such form or forms as the Corporation may determine. Executive shall, at the Company's request, subject to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Company has applied for such insurance.

         10. General Provisions.

                  10.1 Mediation and Arbitration.

                           10.1.1 Mediation. No party to this Agreement may
initiate litigation or arbitration with regard to any dispute with respect to this Agreement until after all remedies set forth in this Section have been exhausted. In the event of any dispute arising over this Agreement, any party shall have the right by giving written notice to the other parties hereto (the "Mediation Notice") to initiate non-binding mediation to be conducted by a mediator mutually agreed to by the parties or, in the event the parties are unable to reach such agreement within thirty (30) days following the delivery of the Mediation Notice, by a mediator appointed by the American Arbitration Association ("AAA") in accordance with the rules and regulations of the AAA, or by any other body mutually agreed upon by the parties. Mediation shall take place at Hayward, California or any other location mutually agreeable to the parties. In the event the parties resolve their dispute in mediation, they shall enter into a written agreement, which shall be binding on all parties thereto.

                           10.1.2 EXCEPT AS PROVIDED IN SECTIONS 10.1 AND 10.10
HEREOF, EXECUTIVE AND COMPANY AGREE THAT ANY DISPUTE OR CONTROVERSY ARISING OUT OF, OR RELATING TO THIS AGREEMENT SHALL BE SETTLED BY ARBITRATION TO BE HELD IN ALAMEDA COUNTY, CALIFORNIA, IN ACCORDANCE WITH THE EMPLOYMENT DISPUTE RESOLUTION RULES THEN IN EFFECT OF THE AMERICAN ARBITRATION ASSOCIATION. THE ARBITRATOR MAY GRANT INJUNCTIONS OR OTHER RELIEF IN SUCH DISPUTE OR CONTROVERSY. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE AND BINDING ON THE PARTIES TO THE ARBITRATION. JUDGMENT MAY BE ENTERED ON THE ARBITRATOR'S DECISION IN ANY COURT HAVING JURISDICTION.

                           10.1.3 THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER
OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP (EXCEPT AS PROVIDED IN SECTION 7 HEREOF), INCLUDING, WITHOUT LIMITATION, THE FOLLOWING
CLAIMS:

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                           10.1.3(a) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE
OF EMPLOYMENT, BREACH OF CONTRACT, EXPRESS OR IMPLIED, BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS, MISREPRESENTATION, INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE, DEFAMATION AND LIBEL;

                           10.1.3(b) ANY AND ALL CLAIMS FOR VIOLATION OF ANY
FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, WITHOUT LIMITATION, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT; AND

                           10.1.3(c) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER
LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

                           10.1.4 EXECUTIVE UNDERSTAND THAT EACH PARTY'S
COVENANT TO RESOLVE DISPUTES BY ARBITRATION, AS OPPOSED TO THE JUDICIAL SYSTEM IS CONSIDERATION FOR THE OTHER PARTY'S PROMISE. EXECUTIVE FURTHER UNDERSTANDS THAT HE HAS BEEN OFFERED EMPLOYMENT BY THE COMPANY IN CONSIDERATION OF HIS PROMISE TO ARBITRATE DISPUTES.

                  10.2. Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive hereby consents to notification by the Company to Executive's new employer about his rights and obligations under this Agreement.

                  10.3 Notices. Except as expressly provided herein, all notices, requests or other communications required hereunder shall be in writing and shall be given personal delivery, national overnight courier service, or by U.S. mail, certified or registered, postage prepaid, return receipt requested, addressed to the respective party at the applicable address set forth above, or to any party at such other addresses as shall be specified in writing by such party to the other parties in accordance with the terms and conditions of this Section. All notices, requests or communications shall be deemed effective upon personal delivery, or five (5) days following deposit in the United States mail, or two (2) business days following deposit with any national overnight courier service.

                  10.4 Jurisdiction, Venue and Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California (regardless of that jurisdiction or any other jurisdiction's choice of law principles). To the extent permitted by law and except as otherwise provided in Section 10.1 hereof, the parties hereto agree that all actions or proceedings arising in connection herewith, shall be litigated in the state and federal courts located in the State of California, and each party hereby waives any right it may have to assert the doctrine of Forum Non Conveniens or to object to venue. The parties each hereby stipulate that the state and federal courts located in the County of Alameda, State of California, shall have personal jurisdiction and venue over each party for the purpose of litigating any such dispute, controversy or proceeding arising out of or related to this Agreement. To the extent permitted by law, service of process sufficient for personal jurisdiction in any action against either party may be made by registered or certified mail, return receipt requested.

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                  10.5 No Assignment. This Agreement is personal to Executive, and Executive may not assign any rights or delegate any responsibilities hereunder without the prior approval of the Company.

                  10.6 Entire Agreement. This Agreement, including the exhibit which is referenced herein and incorporated by this reference, is the entire agreement between the Company and Executive with respect to the subject matter hereof and cancels and supersedes any and all prior agreements regarding the subject matter hereof between the parties, including without limitation that certain Employment Agreement, dated September 30, 1996, between Impax Pharmaceuticals, Inc., and Executive. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs and permitted assigns. This Agreement may not be altered, modified, changed or discharged except in writing signed by both the parties.

                  10.7 Survival. Sections 4.2, 4.3, 5, 6, 7, 8 and 10, each inclusive, shall survive termination or expiration of this Agreement.

                  10.8 Validity. If any one or more of the provisions (or any part thereof) of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions (or any part thereof) shall not in any way be affected or impaired thereby.

                  10.9 No Waiver of Rights. The delay or failure of either party to enforce at any time any provision of this Agreement shall in no way be considered a waiver of any such provision, or any other provision, of this Agreement. No waiver of, or delay or failure to enforce any provision of this Agreement shall in any way be considered a continuing waiver or be construed as a subsequent waiver of any such provision, or any other provision of this Agreement.

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                  10.10 Equitable Remedies. Employee specifically acknowledges that any violation of Section 5, 6, 7 or 8 of this Agreement could cause irreparable injury to Company and its business and property. Employee, therefore, agrees that in the event of his breach of any of the terms and conditions of Section 5, 6, 7 or 8 of this Agreement, Company shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either at law or in equity, to enjoin him from further violation of such provisions. The remedies provided herein shall be cumulative and in addition to any and all other remedies which either party may have at law or in equity.

                  10.11 Attorneys' Fees. The prevailing party shall be entitled to recover from the losing party its attorneys' fees and costs incurred in any action or proceeding, including arbitration, brought to interpret this Agreement or to enforce any right arising out of this Agreement. For purposes of this Section, the prevailing party shall be that party that most closely obtains the relief sought by it.

                  10.12 EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ADVISOR OF HIS CHOICE AND THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.


                                    IMPAX LABORATORIES, INC.


Date: ________________              By: __________________________

                                    ______________________________
                                         (Print Name and Title)



Date: ________________              ______________________________
                                          Charles Hsiao, Ph.D.

                                    EXHIBIT A

IMPAX LABORATORIES, INC.,
a Delaware corporation

30831 Huntwood Ave.
Hayward, CA 94544

Dear Sir or Madam:

         1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment with Impax Laboratories, Inc., a Delaware corporation (the "Company"), that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my engagement by the Company:


         [ ]  No inventions or improvements.

         [ ]  See below:
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
____

         [ ]      Additional sheets attached.

         2. I propose to bring to my employment (or consulting, if applicable) the following devices, materials and documents of a former employer or other party that are proprietary or are not generally available to the public, which materials and documents may be used in my employment pursuant to the express written authorization of my former employer or other party (a copy of which is attached hereto):

         [ ]  No materials.

         [ ]  See below:
_______________________________________________________________________________

_______________________________________________________________________________

_______________________________________________________________________________


                                       15